INVT     InvestAmerica,  Inc.

#148  -  4664  Lougheed  Highway,  Burnaby,  B.C.  V5C  5T5   Canada   Tel (604)
473-9331   Fax  (604)  473-9334

Crystsal  Marriott  S.A.                                      October  20,  2000
Suite  61,  Grosvenor  Close
Shirley  Street
Nassau,  New  Providence
Bahamas

Dear  Sirs:

Reference is made toa our agreement of November 22, 1999 pursuant to which you acquired preferred stock of INVT which is convertible into 7,604,980 common shares of INVT (the "Shares").

This confirms that you have agreed that the following sale restrictions shall apply during the 5 year period following November 22, 2000 (the "Lock-Up Period"):

1. Unless specifically authorized in writing by the Board of Directors of INVT (or an executive officer authorized by the Board) you shall not sell more than the following number of Shares during the following specified intervals, subject to the following rights of cumulation and early termination:

     Year  1  -  3  of  Lock-Up  Period:     .15%  (ie. 11,407 Shares) per month
     Year  4  -  5  of  Lock-Up  Period:     .30%  (ie. 22,815 Shares) per month

2. The above monthly rate of sale shall be cumulative for 6 months (ie. Shares which become eligible for sale in any month may be sold during that month or in any of the 5 months following). Any Shares which are not sold during such 6 month period may not be sold until expiry of the Lock-Up Period.

3. If during the Lock-Up Period INVT stock trades for $10 or more per share for 60 consecutive days at an average volume of 250,000 shares per day or greater, the above sale restrictions shall be terminated at the conclusion of such 60 day period.

You agree that if you violate the terms of this agreement, INVT will be entitled, without limitation, to obtain injunctive relief against you as well as any other legal and equitable remedies available, and you will be liable for any and all legal fees incurred by INVT in pursuing such remedies.

Please acknowledge your agreement to the foregoing terms by signing and returning a copy of this letter.

Yours  very  truly,

INVESTAMERICA,  INC.          ACKNOWLEDGED  AND  AGREED  by
                              Cryststal  Marriott  S.A.
By: /s/ signed                By: /s/ signed
Douglas  Smith,               Madeline  Gray
President  and  CEO